Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Axalta Coating Systems Ltd. of our report dated March 31, 2014, except for Note 25 to the combined financial statements, as to which the date is August 20, 2014, relating to the financial statements of DuPont Performance Coatings (Predecessor), a business formerly owned by E.I. du Pont de Nemours and Company and our report dated March 31, 2014, except for Note 25 and the earnings per common share data included in the consolidated statement of operations and in Note 14 to the consolidated financial statements, as to which the date is August 20, 2014, the revision disclosed in Note 2, as to which the date is October 14, 2014, and the effect of the stock split as disclosed in Notes 10 and 14, as to which the date is October 30, 2014, relating to the financial statements of Axalta Coating Systems Ltd., which appear in the Registration Statement on Form S-1, as amended (File No. 333-198271) (“Amended Registration Statement”).

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
November 14, 2014